Exhibit 99.1

News Release

Contact:
Mary C. Davis
734-477-1374
mdavis4@bordersgroupinc.com

Borders Group Announces Extension of Pershing Square Financing Commitment Deadlines

ANN ARBOR, Mich., Dec. 22, 2008 — Borders Group, Inc. (NYSE: BGP) today announced an agreement with Pershing Square Capital Management, L.P. on behalf of its affiliates, to extend the expiration date of the previously announced Borders option to “put” its U.K.-based Paperchase gifts and stationery business to Pershing Square for $65 million, subject to certain conditions. The “put” was due to expire Jan. 15, 2009, but has now been extended until Feb. 16, 2009. At the same time, the deadline for repayment of the $42.5 million senior secured term loan, which was originally payable to Pershing Square by Borders on Jan. 15, 2009, has also been extended to Feb. 16, 2009. Other terms of the “put” option and the term loan remain unchanged except that the approximately $1 million loan repayment premium that Borders is required to pay Pershing upon repayment of the $42.5 million loan remains due no later than Jan. 15, 2009.

About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading retailer of books, music and movies with more than 28,000 employees. Through its subsidiaries, the company operates more than 1,100 stores worldwide primarily under the Borders® and Waldenbooks® brand names. For online shopping, visit Borders.com. For more information about the company, visit www.borders.com/aboutus.